EXHIBIT 23(a)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File Numbers 1-1373, 2-63714, 2-86984, 2-87299, 2-86985, 33-1764, 33-58544, 2-55398, 33-66436, 33-66438, 33-66442, 33-66440, 33-54719, 33-54721, 33-54723, 33-54725, 333-29789, 333-52639, 333-66111, 333-66115, 333-66109, 333-71523, 333-40374, 333-63600, 333-56648, 333-97013, 333-100770, 333-100771, 333-100772, and 333-102124) of Modine Manufacturing Company of our report dated April 30, 2003 relating to the financial statements, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated April 30, 2003 relating to the financial statement schedule, which appears in this Form 10-K.

/s/PricewaterhouseCoopers LLP

Chicago, Illinois
June 18, 2003